Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2015 (except for Note 16, as to which the date is March 11, 2016), with respect to the consolidated financial statements of NV5 Global, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2015, which is hereby incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

June 21, 2016